Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-150712, 333-146461, and 333-177027 on Form S-8 and Registration Statement No. 333-177024 on Form S-3 of our report dated March 12, 2012, relating to the consolidated financial statements of Coleman Cable, Inc. and subsidiaries, and the effectiveness of Coleman Cable, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Coleman Cable, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 12, 2012